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WASHINGTON NATIONAL CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Primary and Fully Diluted
(000s Omitted Except Per Share Amounts)

                                                              Nine Months Ended       Three Months Ended
                                                                September 30,           September 30,
                                                                1996       1995         1996       1995
Primary
Average Shares:
  Average common shares outstanding                             12,250     12,186       12,268     12,198
  Assumed exercise of stock options                                  -         72          178         98
Total Average Shares                                            12,250     12,258       12,446     12,296

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement                       $24,420    $19,690       $9,994     $6,751
  Preferred Stock dividend requirement                            (268)      (271)         (89)       (90)
  Income from continuing operations                             24,152     19,419        9,905      6,661
  Income (loss) from discontinued operations - net of taxes    (25,999)     4,884          (60)     1,636
Net Income (Loss) Available to Common Shareholders             ($1,847)   $24,303       $9,845     $8,297

Primary Earnings Per Share:
  Income from continuing operations                              $1.97      $1.58        $0.80      $0.54
  Income (loss) from discontinued operations - net of taxes      (2.12)      0.40        (0.01)      0.13
Net Income (Loss) Per Share                                     ($0.15)     $1.98        $0.79      $0.67

Fully Diluted
Average Shares:
  Average common shares outstanding                             12,250     12,186       12,268     12,198
  Assumed conversion of preferred stock                              -        271          268        271
  Assumed exercise of stock options                                  -        128          207        128
Total Average Shares                                            12,250     12,585       12,743     12,597

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement                       $24,420    $19,690       $9,994     $6,751
  Preferred Stock dividend requirement                            (268)         -            -          -
  Income from continuing operations                             24,152     19,690        9,994      6,751
  Income (loss) from discontinued operations - net of taxes    (25,999)     4,884          (60)     1,636
Net Income (Loss) Available to Common Shareholders             ($1,847)   $24,574       $9,934     $8,387

Fully Diluted Earnings Per Share:
  Income from continuing operations                              $1.97      $1.56        $0.78      $0.54
  Income (loss) from discontinued operations - net of taxes      (2.12)      0.39            -       0.13
Net Income (Loss) Per Share                                     ($0.15)     $1.95        $0.78      $0.67

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